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                       FORM OF WHG RESORTS & CASINOS INC.
                                OPTION AGREEMENT
                                ----------------

TO: __________________

         Re: [Non-Qualified Stock Option] [Incentive Stock Option]
             WHG Resorts & Casinos Inc. 1997 Stock Option Plan

         This letter will evidence the grant to you on ______ ("Grant Date") by the Compensation Committee of the Board of Directors of WHG Resorts & Casinos (the "Company") of an option pursuant to the Company's 1997 Stock Option Plan (the "Plan") to purchase ________________ (_________) shares of the common stock, par value $.01 per share ("Common Stock"), of the Company at a price of $____ per share (the "Option"). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as [a non-qualified stock option] [an incentive stock option].

         This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Agreement and of the Plan as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Agreement as if fully set forth herein.

         The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

         It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of this Option. You also agree to comply with any procedures established, from time to time, by the Company to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

         This Option may be exercised as follows: [up to ___% of the total number of shares granted to you ("Total Grant") shall be exercisable commencing on the first anniversary of the Grant Date; up to ___% of the Total Grant shall be exercisable commencing on the second anniversary of the Grant Date; up to __% of the Total Grant shall be exercisable commencing on the third anniversary of the Grant Date; and up to 100% of the Total Grant shall be



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exercisable commencing on the fourth anniversary of the Grant Date] [100% of the total number of shares granted to you shall be exercisable on the Grant Date]. This Option, to the extent not previously exercised, shall expire on the day preceding the tenth anniversary of the Grant Date.

         [This option is transferrable by you during your lifetime to members of your family or trusts created for the benefit of yourself or your family and similar transfers for estate planning and other proper purposes, subject in each case, however, to the prior consent of the Company, which consent shall not be unreasonably withheld.]

         This Option is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, together with payment as provided in the Plan.





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         Would you  kindly  evidence  your  acceptance  of this  Option and your agreement to comply with the provisions of this Agreement and of the Plan by executing the enclosed copy of the Agreement under the words "ACCEPTED AND AGREED TO" and returning a copy to Brian R. Gamache, President of the Company.

                                   Very truly yours,

                                   WHG RESORTS & CASINOS INC.

                                   By:
                                      ------------------------------------
                                      Name:
                                      Title:

Attachments

ACCEPTED AND AGREED TO
this ____ day of ____, 199__.


-----------------------------
Name:


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                                    EXHIBIT A
                                    ---------

                                                                 Dated: ________

President
WHG Resorts & Casinos Inc.
6063 East Isla Verde Avenue
Carolina, Puerto Rico  00979

Gentlemen:

     Notice is hereby given of my election to purchase ____ shares of common stock, par value $.01 per share (the "Common Stock"), of WHG Resorts & Casinos Inc. (the "Company") at a price of $____ per share pursuant to the provisions of the stock option ("Option") granted to me on ______ under the terms of the Company's 1997 Stock Option Plan.

     Enclosed is my check made payable to the Company in the amount of $_______ in payment of the exercise price of the Option and my check in the amount of $_______ made payable to the subsidiary of the Company which is my employer (or to the Company as my employer) in payment of the tax due on exercise of the Option.

     The following information is supplied for use in issuing and registering the shares purchased hereby:

                 Number of certificates:     _________________

                 Denomination of
                 each certificate:           _________________

                 Name:                       _________________

                 Address:                    _________________

                                             _________________

                 Social Security Number:     _________________


                                                  Very truly yours,


                                                  ---------------------------



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